Exhibit 10.1

May 24, 2010

Mr. Ronald V. Waters III

Dear Ron:

This letter agreement (the “Agreement”) will confirm that we have agreed to the following terms and conditions regarding your resignation from your position of Chairman, President and Chief Executive Officer of LoJack Corporation (“LoJack” or the “Company”).

1. Employment Status.

(a) You have resigned from your current office as the Company’s Chairman, President and Chief Executive Officer effective as of May 24, 2010 (“Resignation Date”). On the Resignation Date you shall also resign from your current position as an officer of any LoJack subsidiary.

(b) For the period beginning on the Resignation Date and continuing until December 31, 2010 (the “Post CEO Period”), you shall assist in transitioning your responsibilities and be available to consult with the Company on matters consistent with your LoJack experience and your other activities as LoJack reasonably may request.

(c) All payments hereunder shall commence on Final Acceptance of this Agreement (as defined in Paragraph 11). During the Post CEO Period, the Company shall pay you an amount equal to your current salary level per bi-weekly pay period, less withholdings as required by law or as authorized by you, which will be paid in bi-weekly installments. On the Resignation Date, LoJack shall pay you all accrued but unused vacation pay.

(d) During the Post CEO Period, the Company will continue to pay the portion of your prior employer’s group medical and dental plan benefits to the same extent that the Company paid immediately preceding your Resignation Date. The Company will reimburse you up to $10,000 for outplacement services incurred by you during the Post CEO Period. You will not be entitled to other LoJack benefits, except as prescribed by law or as described below. You are not entitled to COBRA benefits as you were not a participant in LoJack plans during the term of your employment with the Company. Your Change in Control Agreement with the Company, dated February 26, 2007, shall terminate as of the Resignation Date and, pursuant to the terms of the Change in Control Agreement, be of no further force and effect as of ninety (90) days after the Resignation Date.

(e) You may, at your option, purchase from the Company your cell phone and laptop computer at their current book value to the Company. The Company will assist with the transfer of your cell phone number to your personal account.

2. 2010 Bonus: You shall be entitled to receive the prorated portion (for the period of time actually worked prior to your Resignation Date) of your annual bonus for 2010, to be paid not later than March 15, 2011, if at all, in accordance with the terms of the Company’s Annual Incentive Plan and consistent with the annual bonuses paid to the Company’s executive officers at such time under the Annual Incentive Plan.

3. Transition Expenses: Within thirty (30) days of the Resignation Date, the Company shall pay you $30,000, less withholdings to the extent required by law, to assist with transition expenses, including moving expenses, lease costs, and taxes. On September 30, 2010, the Company shall reimburse you up to an additional $15,000, less withholdings to the extent required by law, of expenses incurred by you during the Post CEO period, to the extent such expenses exceed the initial $30,000 referenced in this Section 3.

4. Equity Awards: Except as otherwise provided in this Section 4, your outstanding equity grants shall be governed by the terms of the Company’s 2008 Stock Incentive Plan and the respective grant documents, including the stock option agreements and restricted stock agreements, as the case may be.

(a) Your 2010 performance share grant shall vest or be forfeited in a manner, and at such time, consistent with the Compensation’s Committee treatment of such performance shares for all other executive officers in 2011.

(b) Your May 2008 and December 2008 time based restricted stock grants shall vest in full on December 31, 2010. Your March 2010 time based restricted stock grant shall be forfeited in its entirety on the Resignation Date.

(c) The unvested portion of your 2007 and 2008 stock option grants, and the entire March 2010 stock option grant, shall be forfeited in their entirety on the Resignation Date. During the post CEO Period, you shall be entitled to continue to vest your December 2008 stock options grant as though you remained an employee of the Company during such period. On December 31, 2010, an additional 35,080 of the 70,159 then unvested stock options shall vest and you will forfeit the remaining 35,079 unvested stock options from the December 2008 grant. You shall be entitled to exercise all vested stock options through until their natural expiration date.

5. Termination of Payments. In addition to other remedies, all payments and benefits will be terminated in the event of (i) your engaging in conduct which is demonstrably and materially injurious to the Company or that materially harms the reputation or financial position of the Company; (ii) your conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude; (iii) your being found liable in any SEC or other civil or criminal securities law action relating to the Company, or the entry of any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability); (iv) your breach of your fiduciary duties to the Company which may reasonably be expected to have a material adverse effect on the Company; (v) your obstructing or impeding, or failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity involving the Company; (vi) your violation of any nondisclosure, nonsolicitation, non-hire, or noncompete agreement and/or the provisions of Sections 8 and 9 below; or (vii) your violation of the Company’s Code of Ethics, Corporate Governance Guidelines and any Company policies concerning insider trading, that you know or reasonably should know could reasonably be expected to result in a material adverse effect on the Company or its reputation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

You may elect to convert your Basic Life Insurance coverage to an individual policy with Reliance Standard Insurance Company. You also have the option to port any voluntary life insurance you have through LoJack. If you are interested in exploring either one or both of these options, please contact the Benefits Department at LoJack for the appropriate forms as soon as possible. Please note that you only have 31 days to submit these forms to Reliance Standard Insurance Company in order to convert/port your current coverage to individual policies.

6. Indemnification. The Company shall continue to provide you with indemnification as provided in the Company’s By-Laws and Articles of Organization.

7. Releases.

(a) First General Release of Claims. In exchange for the promises set forth herein, you, on behalf of yourself and your heirs, executors, administrators and assigns, hereby release and forever discharge LoJack Corporation, its affiliates and each of their respective directors, officers, employees, agents, successors and assigns, in their individual and official capacities, from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which you now have or ever have had against them, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Massachusetts General Laws Chapters 149 and 151B and any other federal, state or local statute, regulation, ordinance or common law creating employment-related causes of action, and all claims related to or arising out of your employment or the termination of your employment with LoJack. You also hereby waive any claim for reinstatement, attorney’s fees, or costs. Nothing in this General Release shall prevent you from seeking to enforce your rights under this Agreement or any vested right which you have under any plans and grants referred to herein or any Company employee retirement or welfare benefit plan. You hereby represent that you have not previously filed or joined in any complaints, charges or lawsuits against LoJack pending before any governmental agency or court of law relating to your employment and/or the cessation thereof.

(b) Second General Release of Claims. Your eligibility to receive the payments and benefits described in Section 2 and Section 4(a) after the Post CEO Period is conditional upon your signing and delivering a second General Release of Claims containing substantially the same provisions of Section 7(a) with such changes as may be necessary or deemed desirable by LoJack because of changes in applicable law, releasing LoJack Corporation, its affiliates and each of their directors, officers, employees, agents, successors and assigns, in their individual and official capacities, from any and all claims that may have arisen between the date you sign this Agreement and the conclusion of the Post CEO Period. Nothing in this General Release shall prevent you from seeking to enforce your rights under this Agreement or any vested right which you have under any plans and grants referred to herein or any Company employee retirement or welfare benefit plan.

8. Reaffirmation of Confidentiality Obligation; Return of LoJack Property. You hereby acknowledge and reaffirm your continuing obligation of confidentiality regarding LoJack’s Confidential and Proprietary Information as set forth in the LoJack Corporation Employee Obligations and Responsibilities. After your employment at LoJack, you will not at any time, without LoJack’s prior written consent, reveal or disclose to any person outside of LoJack, or use for your own benefit or for the benefit of any other person or entity, any confidential information concerning LoJack’s business, customers, clients, or employees. Confidential information includes, without limitation, financial information, reports, forecasts, intellectual property, trade secrets, know-how, software, market or sales information and plans, client lists, business plans, prospects and opportunities. All documents, records, materials, software, equipment, office entry cards or keys and other physical property, and all copies of the same that have come into your possession or been produced by you in connection with your employment, have been and remain the sole property of LoJack. Except as otherwise provided in Section 1(e), you agree that you shall return all such property to LoJack within ten (10) days of your Resignation Date.

9. Non-solicitation; Non-hire; Covenant Against Competition. You agree that for a period of one (1) year after the conclusion of the Post CEO Period (the “Restricted Period”) you will not, directly or indirectly, on your own behalf or on behalf of any third person or entity, and whether through your own efforts or through the efforts or employing the assistance of any other person or entity (including without limitation any consultant or any person employed by or associated with any entity with whom you are employed or associated):

(a) knowingly hire or employ any employee of LoJack, or solicit or induce any such employee to terminate his/her employment or other relationship with LoJack.

(b) solicit or accept business, compensation, employment or other position from or own any interest in (i) any former or present partners, affiliates or foreign licensees of LoJack or with Absolute Software Inc. or SC Integrity Inc.; or (ii) any person or entity engaged in any aspect of the business of stolen vehicle tracking and recovery, the tracking, location or recovery of valuable mobile assets including safety and security vehicle telematics applications; provided, however, that this section 9(b) shall not limit or restrict you or your employer from providing professional accounting, consulting or advisory services to LoJack, its officers or its licensees. You acknowledge that (i) the principal business of the Company (which expressly includes for purposes of this Section 9 and any related enforcement provisions hereof, its successors and assigns) is the offering of products and services relating to stolen vehicle tracking and recovery, the tracking, location or recovery of valuable mobile assets including safety and security vehicle telematics applications; (ii) LoJack is one of the limited number of persons who have developed such a business; (iii) LoJack’s business is national and international in scope; (iv) your work for LoJack has given you access to the confidential affairs and proprietary information of the Company; (v) your covenants and agreements contained in Section 8 and this Section 9 are essential to the business and goodwill of LoJack; and (vi) LoJack would not have entered into this Agreement but for the covenants and agreements set forth in Section 8 and this Section 9. Accordingly, you covenant, agree and acknowledge that (i) you have had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the restrictive covenants are reasonable in geographical and temporal scope and in all other respects. It is the express intent of the parties that (a) in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the fullest extent compatible with applicable law; and (b) in case any one or more of the provisions contained in this Agreement cannot be so limited and reduced and for any reason is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

10. Mutual Non-Disparagement. You agree not to take any action or make any statement, written or oral, that disparages LoJack or any of LoJack’s directors, officers, employees or agents, or that has the intended or foreseeable effect of harming LoJack’s reputation or the personal or business reputation of any of LoJack’s directors, officers, employees or agents. Similarly, LoJack agrees that its directors and officers will not take any action or make any statement, written or oral, that disparages you or that has the intended or foreseeable effect of harming your reputation or your personal or business reputation and will not authorize any other employee to make any statement in behalf of the Company.

11. Consultation with Counsel; Time for Signing; Revocation. You acknowledge that LoJack has advised you of your right to consult with an attorney of your own choice prior to signing this Agreement. You have until twenty-one (21) days from your receipt of this Agreement to decide whether to sign it. You will have seven (7) days after signing this Agreement to revoke your signature. If you intend to revoke your signature, you must do so in a writing addressed and delivered to me prior to the end of the 7-day revocation period. This Agreement shall not be effective, and neither LoJack nor you shall have any rights or obligations hereunder, until the expiration of the 7-day revocation period (“Final Acceptance”).

12. Section 409A. In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if you are determined to be a “specified employee” as defined in Section 409A of the Code at the time any payment of nonqualified deferred compensation is made, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of your resignation is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your Resignation Date with the Company and its affiliates (or the earliest date as is permitted under Section 409A of the Code).

Further, it is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Code. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted, applied and to the minimum extent necessary, amended, so that this Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Code. Any reference in this Agreement to Section 409A of the Code shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

13. General Provisions.

(a) Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions, or any part, hereof.

(b) Enforcement; Applicable Law; Jurisdiction. This Agreement is intended to operate as a contract under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. You agree that all disputes arising under or out of this Agreement shall be brought in courts of competent jurisdiction within the Commonwealth of Massachusetts and you hereby consent to exclusive jurisdiction in courts located in the Commonwealth of Massachusetts with respect to all matters arising out of or related to this Agreement.

(c) Entire Agreement. This Agreement constitutes the entire agreement between you and LoJack concerning the terms and conditions of your separation from employment with LoJack and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between you and LoJack, except for (i) the LoJack Corporation Employee Obligations and Responsibilities, referenced in Section 8, and (ii) your stock option agreement and restricted stock agreements with the Company, which shall remain in full force and effect except as expressly modified herein. You agree that LoJack has not made any warranties, representations, or promises to you regarding the meaning or implication of any provision of this Agreement other than as stated herein.

(d) Modification and Waiver. This Agreement may be amended or modified only by a written instrument signed by you and an authorized representative of LoJack. The failure of you or LoJack at any time to require the performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same provision.

(e) Successors and Assigns. All of the terms, conditions and obligations hereof shall be for and inure to the benefit of and shall be enforceable by the successors and assigns of LoJack Corporation. You hereby assent to the assignment of this Agreement by LoJack to any successor to or assignee of its business.

Please indicate your understanding and acceptance of this Agreement by signing and returning one copy to me. The other copy is for your records.

Sincerely,

/s/ Timothy P. O’Connor
Timothy P. O’Connor Senior Vice President and Chief Financial Officer

LoJack Corporation

Accepted and Agreed

/s/ Ronald V. Waters III	Dated: May 24, 2010
Ronald V. Waters III